Exhibit 10.77

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 1st day of April, 2003, by and between Gene Logic Inc., a Delaware corporation (the “Company”), and Stephen J. Trevisan (the “Executive”).

     WHEREAS, pursuant to that certain Agreement and Plan of Merger among the Company, Therimmune Research Corporation (“Therimmune”), GLAII Corp. (the “Merger Sub”), and Edward J. Krause, III, as Securityholders’ Representative, dated February 25, 2003, Therimmune will be merged with and into the Merger Sub (the Merger”) which shall be the “Surviving Corporation”; and

     WHEREAS, Executive has been employed by Therimmune as its Chief Executive Officer through the effective time of the Merger (the “Prior Employment Arrangement”); and

     WHEREAS, the Executive and the Company wish to terminate the Prior Employment Arrangement and enter into this Agreement effective upon the effective time of the Merger (the “Effective Date”) under which Executive will be employed by the Company; and

     WHEREAS, upon and following the effective time of the Merger, the GLGC Group, as defined in Section 5.2(a), will be engaged in the “Business” of providing information services, discovery services and contract research services (CRO) to pharmaceutical and biotechnology companies

     NOW, THEREFORE, in consideration of the mutual promises made below, the parties agree as follows:

     1.          Employment, Duties and Acceptance.

                  1.1     Employment.   (a) Effective upon the Effective Date, the Prior Employment Arrangement shall hereby automatically be terminated by mutual consent of Executive and Surviving Corporation, with neither party having any further obligations thereunder. The Prior Employment Arrangement shall be replaced and superseded in its entirety by this Agreement under which the Company shall employ the Executive as President of the Surviving Corporation (to be renamed after the Effective Date as Therimmune Research Corporation) for at least the first six (6) months from the Effective Date unless the parties mutually agreed to change such title sooner, after which time the title may change commensurate with the Executive’s responsibilities, but in no case shall the title be less than that of Executive Vice President. In such capacity, the Executive shall perform such executive and management duties and assume such other responsibilities as may be assigned by the Chief Executive Officer of the Company (“CEO”) from time to time. The Executive accepts such employment and shall perform his duties faithfully and to the best of his abilities.

                  (b)     The Company will cause Executive to be elected to the Company’s Board of Directors for the term ending in 2005, and Executive agrees to serve on such Board without additional compensation.

                  (c)     The Executive shall devote his full working time and creative energies to the performance of his duties hereunder and will at all times devote such additional time and efforts as are reasonably sufficient for fulfilling the significant responsibilities entrusted to him. So long as such activities, in the aggregate, do not interfere with the performance by the Executive of his duties hereunder: (i) the Executive shall be permitted a reasonable amount of time to supervise his personal, passive investments; and (ii) the Executive shall be permitted a reasonable amount of time to participate (as board member, officer or volunteer) in civic, political and charitable activities.

                  1.2     Place of Employment.   The Executive’s principal place of employment shall be at the Company or Surviving Corporation’s headquarters, as mutually agreed by the parties, in the Baltimore-Washington, D.C. metropolitan area, subject to such travel as may be reasonably required by his employment pursuant to the terms hereof. The Executive shall not be required to relocate outside of the Baltimore-Washington, D.C. metropolitan area during the Term unless the Executive so agrees and Company provides relocation benefits reasonably acceptable to the Executive.

     2.          Term of Employment.

                  The Executive’s term of employment with the Company (the “Term”) shall commence immediately following the Effective Date and continue thereafter on an at-will basis until terminated by either party pursuant to Section 4, subject to certain rights upon termination as provided in Section 4. If Executive’s employment hereunder with the Company is terminated by the Executive or by the Company, Executive shall thereby be terminated, and Executive agrees to resign immediately from all other positions with the GLGC Group, including without limitation, as a member of the Board of Directors of the Company or any other member of such group.

     3.          Compensation.

                  3.1     Salary.   As compensation for all services to be rendered pursuant to this Agreement, the Company shall pay to the Executive during the Term a salary at the rate of $300,000 per annum (the “Base Salary”) less such deductions as shall be required to be withheld by applicable tax and other laws and regulations or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date, and shall be payable during the Term, in arrears in equal periodic installments, not less frequently than semi-monthly. The Executive’s Base Salary shall be reviewed annually and may be increased based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review. The Base Salary shall be prorated for calendar year 2003 (and for any other year in which Executive is not employed by the Company for the entire year) based on the portion of the year in which Executive is employed on a full-time basis by the Company.

                  3.2     Bonus.   Executive will be eligible to participate in a bonus plan established by the Compensation Committee of the Board (the “Compensation Committee”). Payment of a bonus under such plan will be contingent on achieving such targets and levels of performance as may be specified for the Executive by the Compensation Committee. Bonus payments will be made on at least an annual basis, subject to prior approval by the Compensation Committee. The target bonus for Executive for the Company’s fiscal year 2003, which shall be based on achieving 100% of the targets and levels of performance established by the Compensation Committee, will be $120,000 for a full calendar year, less applicable withholding, prorated based on the portion of the year in which Executive is employed by the Company. For 2003, the bonus plan shall be divided into two periods, with the first period ending June 30, 2003 and the second period ending December 31, 2003. The target bonus for the period ending June 30, 2003 shall be $60,000 multiplied by the percentage of the six (6) month period ending on such date during which the Executive is employed by the Company. The target bonus for the period ending December 31, 2003 shall be $60,000. To receive a bonus for any period, except as specifically provided in section 4.7, the Executive must be employed by the Company on a full-time basis as of the last business day of the period for which the bonus is paid.

                  3.3     Stock Options.    Executive will receive a stock option grant under the Company’s 1997 Equity Incentive Plan (the “Plan”) to acquire 100,000 shares of Company Common Stock at an exercise price equal to the fair market value per share at date of grant, which will be Executive’s first day of employment hereunder (which for purposes of the plan is deemed to be the closing price on the last business day preceding the date of grant). The stock options will vest and become exercisable at the rate of one-forty eighth per month at the end of each month of employment. The options will have a 10 year term and be subject to the other terms and conditions of the Plan and the standard form of stock option grant agreement thereunder (which are attached as Exhibits A and B hereto). The stock option will be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended, (“Code”) to the maximum extent permitted by the law and the Plan; any remaining portion of the stock option will be treated as a Non-Statutory Stock Option.

                  3.4     Participation in Executive Benefit Plans.   The Executive shall be permitted during the Term, to the extent eligible, to participate in any group life, medical, dental, vision, or disability insurance plans, accidental death and dismemberment plan, 401(k) plan, or similar benefit plans of the Company which may be generally available to other senior executives of the Company.

                  3.5     Paid Time Off (“PTO”).   The Executive shall accrue an aggregate of twenty-eight (28) days of PTO per calendar year, at the rate of 9.33 hours per semi-monthly pay period, in accordance with the Company’s policies, plus carryover for 2003 of unused, accrued vacation time as a result of employment with Therimmune, of up to a maximum of 43 days. PTO accruing in calendar year 2003 (and in any other year in which Executive is not employed by the Company for the entire year) shall be prorated based on the portion of the year in which Executive is employed by the Company.

                  3.6     Holidays.   The Executive shall be eligible for holidays in accordance with the Company’s policy and schedule.

                  3.7     Expenses.   In accordance with the Company’s policies, the Executive will be reimbursed for all ordinary, necessary and reasonable business expenses (including, without limitation, travel, meetings, dues, subscriptions, fees, educational expenses, and expenses incurred for operation of mobile telephones,) actually incurred or paid by the Executive during the Term in the performance of the Executive’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Board may reasonably require.

                  3.8     Tax/Financial Planning.   The Executive shall be reimbursed in an amount not in excess of $5,000 in the aggregate per year for tax return preparation and certain financial planning advice in accordance with the Company’s policies.

                  3.9.     Withholding.   The Company is authorized to withhold from the amount of any Base Salary and bonuses and any other payments or benefits paid or provided to or for the benefit of the Executive, all sums authorized by the Executive or required to be withheld by law, court decree, or executive order, including (but not limited to) such things as income taxes, employment taxes, and employee contributions to fringe benefit plans sponsored by the Company.

     4.          Termination.

                  4.1     General.    The employment of the Executive hereunder may be terminated as provided in this Section 4.

                  4.2     Termination Upon Mutual Agreement.    The Company and the Executive may, by mutual written agreement, terminate this Agreement and/or the employment of the Executive at any time.

                  4.3     Death or Disability of Executive.

                  (a)     The employment of the Executive hereunder shall terminate upon (i) the death of the Executive, and (ii) at the option of the Company upon not less than thirty (30) days’ prior written notice to the Executive or his personal representative or guardian, if the Executive suffers a Total Disability (as defined in Section 4.3(b) below).

                  (b)     For purposes of this Agreement, “Total Disability” shall mean (i) if the Executive is subject to a legal decree of incompetency (the date of such decree being deemed the date on which such disability occurred), or (ii) the written determination by a physician selected by the Company that, because of a medically determinable disease, injury or other physical or mental disability, the Executive is unable to perform each of his essential duties, without reasonable accommodation, and that such disability has lasted for the immediately preceding ninety (90) days and is, as of the date of determination, reasonably expected to last an additional ninety (90) days or longer after the date of determination. If requested by the Company, Executive agrees to appear at a medical examination by a physician selected by the Company and to furnish to such physician such medical information as is needed for a determination under this Section 4.3(b). Nothing in this provision is intended to restrict rights or obligations under the Americans with Disabilities Act or other applicable law.

                  (c)     Any leave on account of illness or temporary disability which is short of Total Disability shall not constitute a breach of this Agreement by the Executive and in no event shall any party be entitled to terminate this Agreement for Cause (as defined below) due to any such leave. All physicians selected hereunder shall be Board certified in the specialty most closely related to the nature of the disability alleged to exist.

                  4.4     Termination For Cause.    The Company may, upon action of the Board, and upon written notice to the Executive specifying in reasonable detail the reason therefor, terminate the employment of the Executive at any time for Cause (as defined in Attachment A); provided, however, that if the reason for termination for Cause is susceptible of cure as determined by the Company, the Executive shall have a period of fifteen (15) business days after such written notice to effect a cure satisfactory to the Company.

                  4.5     Termination Without Cause.   The Company may also terminate the employment of the Executive without Cause upon 30 days advance written notice to the Executive, which termination shall constitute an “Involuntary Termination Without Cause”. Termination without Cause shall not include a termination due to death or Total Disability.

                  4.6     Termination by Executive.    The Executive may resign (and thereby terminate his employment under this Agreement) at any time upon not less than thirty (30) days’ prior written notice to the Company. The written notice should state whether or not the termination is considered by the Executive to be a Constructive Termination (as defined in Attachment B), and, if it is, specify in detail the reasons therefor; provided, however, that if the reason for the Constructive Termination is susceptible of cure as determined by the Executive, the Company shall have a period of fifteen (15) business days after such written notice to effect a cure satisfactory to the Executive.

                  4.7        Payments Upon Termination.

                  (a)     (i)     In the event the Executive’s employment is terminated by the Company in an Involuntary Termination Without Cause or by the Executive in a Constructive Termination before Executive completes thirteen (13) months of service with the Company, the Company shall pay the Executive one year’s Base Salary as specified in Section 3.1 of this Agreement plus the full target annual bonus for the year of termination, less any bonus payments already paid for such year.

                            (ii)     Following the completion of thirteen (13) months of service with the Company, (x) if Executive’s employment is thereafter terminated by the Company without Cause, the Company shall pay the Executive six (6) months Base Salary and (y) if Executive elects to resign, the Company shall not owe him any payment other than amounts accrued prior to termination. In addition, following the completion of thirteen (13) months of service with the Company, the Executive shall be included in the Gene Logic, Inc. Executive Severance Plan attached as Exhibit C (the “Executive Severance Plan”). Notwithstanding anything to the contrary above, if the Executive is eligible for cash severance benefits under the Executive Severance Plan, then the provisions set forth in such plan shall apply in lieu of payments under this subsection (ii).

                            (iii)     The Company shall have no further liability to the Executive pursuant to this Agreement, in the event of termination by the Company in an Involuntary Termination Without Cause or a Termination by the Executive except as set forth in this Section 4.7(a), including, without limitation, any liability to pay the Executive any severance, bonus or any other compensation. The Company also waives, releases and remises (A) any obligation or duty under applicable law on the part of the Executive to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Executive may be entitled by reason of any termination of this Agreement; and (B) any right in or claim to any remuneration or compensation received by Executive pursuant to any engagements or employment subsequent to the termination of this Agreement. Any payments made under this Section 4.7(a) or the Executive Severance Plan will be conditioned upon execution by Executive of a release of claims arising from or connected with his employment in such form as may be specified by the Company (excluding from any such release any rights Executive may have to indemnification or insurance coverage with respect to his actions while employed by the Company under Directors and officers or other insurance maintained by the Company or under the Company’s indemnification policies and applicable law concerning indemnification).

                  (b)     In the event the Executive’s employment is terminated (i) by the Company for Cause, or (ii) by the Executive in other than a Constructive Termination, then the Company shall have no duty to make any payments or provide any benefits to the Executive pursuant to this Agreement other than payment of the amount of the Executive’s Base Salary and benefits accrued through the date of termination of his employment.

                  (c)     Upon termination of Executive’s employment for death or Total Disability, the Company shall pay to the Executive, or to his guardian or personal representative, as the case may be, in addition to any insurance or disability benefits to which he may be entitled hereunder, all amounts accrued or vested prior to such termination (including a pro rata amount with respect to any Bonus earned under Section 3.2 for the portion of the year preceding the date on which death or Total Disability occurred); provided, however, if cash severance benefits are payable under the Executive Severance Plan as the result of such termination, then the provisions set forth in such plan shall apply in lieu of the foregoing. Any bonus payment will be made at the time it is normally due under the bonus plan and the amount will be determined based on attainment of the goals established for such year The Company shall have no further liability to the Executive, guardian or personal representative pursuant to this Agreement, including, without limitation, any liability to pay the Executive, guardian or personal representative any severance, bonus or any other compensation.

                  4.8     No Disparaging Comments Upon Termination.

                  Upon termination of this Agreement, the Executive shall refrain from making any disparaging remarks about the businesses, services, products, stockholders, officers, directors or other personnel of the Company, or any of its affiliates.

     5.          Certain Covenants of the Executive.

                  5.1     Necessity for Covenants.    The Executive acknowledges that (i) the GLGC Group (as defined below) is engaged and will in the future be engaged in the Business as described in this Agreement; (ii) his employment pursuant to this Agreement will give him access to customers and suppliers of the GLGC Group; (iii) his employment will give him access to confidential information and other trade secrets concerning the GLGC Group’s products, services and the Business and (iv) the agreements and covenants contained in this Section 5 are essential to protect the business and goodwill of the GLGC Group. In order to induce the Company to enter into this Agreement and pay the compensation and other benefits at the levels requested by the Executive, the Executive enters into the following covenants:

                  5.2     Definitions.

                  (a)     “GLGC Group” for purposes of this Article 5 shall include the Company, the Surviving Corporation and all of their majority owned subsidiaries and affiliates and successors and assigns of the above.

                  (b)     “Business Contact” shall mean any (i) customer which has purchased goods or services provided by the GLGC Group during the Term, (ii) prospective customer whom the Executive or persons working for or directly with the Executive has contacted during the Term for the purpose of endeavoring to sell the goods or services of the GLGC Group to the prospective customer, or (iii) provider of material amounts of goods or services to the GLGC Group.

                  (c)     “Service Area” means the entire world.

                  5.3     Restrictions.   During the Term and for a period of two (2) years after the date (the “Termination Date”) the Executive’s employment hereunder is terminated (the “Restricted Period”) regardless of whether such termination is voluntary or involuntary or with or without Cause, the Executive shall not, directly or indirectly, for himself or on behalf of any other person, firm, corporation or other entity, whether as a principal, agent, employee, stockholder, partner, officer, member, adviser, consultant, director, sole proprietor, or otherwise:

                  (a)     call upon or solicit any Business Contact for the purpose of persuading the Business Contact to engage the Executive or any other person, firm, corporation or other entity to provide goods or services which are the same as or similar to those the GLGC Group provided or proposed to provide to the Business Contact or to engage the Business Contact to provide goods or services which are the same as or similar to those the Business Contact provided to the GLGC Group to any other person, firm, corporation or other entity;

                  (b)     solicit, participate in or promote the solicitation of any person who was employed by the GLGC Group at any time during the twelve (12) months preceding the Termination Date to leave the employ of the GLGC Group, or hire or engage any of those persons;

                  (c)     make any disparaging remarks about the GLGC Group’s business, services or personnel;

                  (d)     interfere in any way with the GLGC Group’s business, prospects or personnel; or

                  (e)     render services (other than services unrelated to the Business) to, or become affiliated with, any person, company or other entity engaged in any business that competes with the Business within the Service Area, directly or indirectly, in any capacity; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities which are publicly traded if the Executive (a) is not a controlling person of, or a member of a group which controls, the issuer and (b) does not, directly or indirectly, own 5% or more of any class of securities of the issuer.

                  5.4     Rights and Remedies Upon Breach.   If the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.3 (the “Restrictive Covenants”), the Company shall, in addition to its right immediately to terminate this Agreement for Cause, have the right and remedy (which right and remedy shall be independent of others and severally enforceable, and which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity) to have the Restrictive Covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach could cause irreparable injury to the Company and that money damages may not provide adequate remedy to the Company.

                  5.5     Covenants Currently Binding Executive.   The Executive warrants that his employment by the Company will not (a) violate any non-disclosure agreements, covenants against competition, or other restrictive covenants or agreements made by the Executive with, to or for the benefit of any previous employer or partner, or (b) violate or constitute a breach or default under, any statute, law, judgment, order, decree, writ, injunction, deed, instrument, contract, lease, license or permit to which the Executive is a party or by which the Executive is bound.

                  5.6     Litigation..    There is no litigation, proceeding or investigation of any nature (either civil or criminal) which is pending or, to the best of the Executive’s knowledge, threatened against or affecting the Executive or which would adversely affect his ability to substantially perform the duties herein.

                  5.7     Review.    The Executive has received or been given the opportunity to review the provisions of this Agreement, and the meaning and effect of each provision, with independent legal counsel of the Executive’s choosing.

                  5.8     Severability of Covenants.   The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  5.9     Blue-Penciling.   If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable and shall be enforced. If any such court declines to so revise such covenant, the parties agree to negotiate in good faith a modification that will make such duration or scope enforceable.

                  5.10     Confidentiality and Proprietary Inventions Agreement.   In addition to the restrictive covenants set forth above, the Executive shall enter into and be bound by the provisions set forth in the Company’s Proprietary Information and Inventions Agreement attached hereto as Exhibit D, which is expressly incorporated by reference hereto.

     6.          Dispute Resolution.

                  6.1     Arbitration Policy.   Subject to the Company’s right to seek injunctive relief as specified in Section 5.4 of this Agreement, the Parties agree that arbitration is the required and exclusive forum for the resolution of any and all disputes between them, including claims arising under statute, common law, or this Agreement. This mandatory arbitration provision includes without limitation any claims or actions under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (“Section 1981”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, and any other federal, state or local statute, law or regulation regarding employment, employment discrimination, terms and conditions of employment, compensation or termination of employment. This mandatory arbitration provision includes any dispute between the Executive and the Company or its parents, subsidiaries and affiliates, and its and their current and former officers, directors, employees and agents.

                  Any covered dispute must be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Any such arbitration will be conducted in Montgomery County, Maryland, and will be decided in accordance with and determined by the laws of the State of Maryland and/or applicable federal law. The Executive specifically agrees that the Company may seek specific performance of this provision, as well as other injunctive relief, from the state or federal courts in Maryland. The arbitrator shall not have the authority to award punitive damages, costs or attorneys’ fees to either Party except where expressly provided for by the applicable law.

                  Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, other AAA fees, arbitrator’s fee) shall be divided equally between the parties. The fees and expenses of any witness shall be paid by the Party requiring the presence of such witness. Each Party shall bear its own costs and expenses in all other respects. The resolution of any dispute achieved through such arbitration shall be final and binding and enforceable by a court of competent jurisdiction.

                  6.2     No Jury Trial.   NEITHER PARTY SHALL ELECT A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                  6.3     Personal Jurisdiction.   Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of this Agreement including any award under an arbitration proceeding.

     7.          Other Provisions.

                  7.1     Notices.   Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission, sent by nationally recognized overnight courier service such as FedEx or UPS or sent by certified, registered or express mail, postage paid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if sent by courier on the second business after delivery by the courier service or, if mailed, four days after the date of mailing, as follows:

(a) if to the Company, to:

Gene Logic, Inc.
708 Quince Orchard Road
Gaithersburg, MD 20878
Attention: Chief Executive Officer

with copies to:

Ariel Vannier, Esquire
Venable, Baetjer, Howard and Civiletti, LLP
1201 New York Avenue
Washington, DC 20005

(b) if to the Executive, to:

Stephen J. Trevisan
[Deleted]

                  Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

                  7.2     Entire Agreement.   This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, with respect thereto.

                  7.3     Waivers and Amendments.   This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Executive and a duly authorized officer of the Company (each, in such capacity, a party) or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                  7.4     Governing Law.   This Agreement has been negotiated and is to be performed in the State of Maryland, and shall be governed and construed in accordance with the laws of the State of Maryland applicable to agreements made and to be performed entirely within such State.

                  7.5     Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  7.6     Confidentiality.   Neither party shall disclose the contents of this Agreement to any person, firm or entity, except the agents or representatives of the parties, or except as required by law.

                  7.7     Word Forms.   Whenever used herein, the singular shall include the plural and the plural shall include the singular. The use of any gender or tense shall include all genders and tenses.

                  7.8     Headings.   The Section headings have been included for convenience only, are not part of this Agreement, and are not to be used to interpret any provision hereof.

                  7.9     Binding Effect and Benefit.   This Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs, personal representatives and other legal representatives. This Agreement may be assigned by the Company to any entity that buys substantially all of the Company’s assets or to any affiliate of the Company with the consent of the Executive which shall not be unreasonably withheld. However, the Executive may not assign this Agreement without the prior written consent of the Company.

                  7.10     Separability.   The covenants contained in this Agreement are separable, and if any court of competent jurisdiction declares any of them to be invalid or unenforceable, that declaration of invalidity or unenforceability shall not affect the validity or enforceability of any of the other covenants, each of which shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the day and year first above written.

GENE LOGIC INC.

4/1/03	By:	/s/ MARK D. GESSLER	(SEAL)

Dated		President and
Chief Executive Officer

EXECUTIVE:

3/25/03		/s/ STEPHEN J. TREVISAN	(SEAL)

Dated		Stephen J. Trevisan

Acknowledgment and Agreement to Termination
of Prior Employment Arrangement

THERIMMUNE RESEARCH CORPORATION

By:	/s/ JOSEPH W. ANGLE

Joseph W. Angle
Chief Financial Officer

Attachment A

Definition of “Cause”

“Cause” shall mean
(i)	commission of an act or omission which would constitute a felony or a misdemeanor which, in the Company’s reasonable opinion, could have a material adverse effect on the Company’s business, financial condition, prospects or reputation or the Executive’s performance of his duties, under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company;
(ii)	material breach by the Executive of any agreement entered into between the Executive and the Company;
(iii)	willful misconduct by the Executive or gross negligence of the Executive which could have a material adverse impact on the Company;
(iv)	a material failure of the Executive in the performance of the Executive’s duties provided that, if susceptible of cure as determined by the Company, notice is provided and Executive fails to cure such failure within fifteen (15) business days of such notice satisfactory to the Company;
(v)	the violation by the Executive of the restrictive covenants in Section 5.3 hereof or the provisions of the Proprietary Information and Inventions Agreement; or
(vi)	engagement in any activity that constitutes a material conflict of interest with the Company.

With respect to any criminal act, the Company may base such a determination on facts available to it or on an arrest or charges by an appropriate government authority and may, at its option, suspend the Executive without pay in lieu of immediate termination in the event of any criminal charges, pending additional information, criminal conviction or other action.

Attachment B

Definition of “Constructive Termination”

For the first 13 months of Executive’s employment with the Company, “Constructive Termination” shall have essentially the same meaning as under the Executive Severance Plan, wherein the term is defined to mean that Executive resigns with the Company after any of the following are undertaken without the Executive’s express written consent:

                  (i)     the assignment to Executive of material duties or responsibilities clearly not consistent with his title as initially established under this Agreement or as changed by mutual agreement of the parties (provided that this shall not prevent changes in duties assigned from time to time to meet the needs of the Company), or any removal of the Executive from or any failure to reelect the Executive to such position as an officer of the Company, except in connection with the termination of the Executive’s service on account of death, Disability, for Cause, or any resignation by the Executive other than Constructive Termination;

                  (ii)     a reduction by the Company in Executive’s annual Base Salary;

                  (iii)     any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which the Executive is participating (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company which would adversely affect the Executive’s participation in or reduce the Executive’s benefits under any Benefit Plan or deprive the Executive of any fringe benefit previously enjoyed by Executive; provided, however, that the Executive will not incur a Constructive Termination based on this subsection (c) if the Company offers a range of benefit plans and programs which, taken as a whole, are comparable to the Benefit Plans;

                  (iv)     a relocation of the Executive or the Company’s offices to a location more than twenty-five (25) miles from the location at which the Executive previously performed his or her duties, except for required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s previous business travel obligations;

                  (v)     any breach by the Company of any provision of this Agreement; or

                  (vi)     any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

Following the first 13 months of Executive’s employment with the Company, the term “Constructive Termination” shall not be applicable except in circumstances in which it is applicable under the Company’s Executive Severance Plan.

EXHIBIT A

GENE LOGIC, INC.
1997 EQUITY INCENTIVE PLAN

EXHIBIT B

FORM OF STOCK OPTION GRANT AGREEMENT

EXHIBIT C

GENE LOGIC INC. EXECUTIVE SEVERANCE PLAN

EXHIBIT D

GENE LOGIC INC. PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT